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                                                                  Exhibit (a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated July 16, 1999 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by J.P. Morgan Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE
ALL OUTSTANDING SHARES OF COMMON STOCK OF
RED ROOF INNS, INC.
AT
$22.75 PER SHARE
NET TO THE SELLER IN CASH
BY
RRI ACQUISITION CORP.
AN INDIRECT, WHOLLY OWNED SUBSIDIARY
OF
ACCOR S.A.

RRI Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect, wholly owned subsidiary of Accor S.A., a corporation organized and existing under the laws of France ("Parent"), is offering to purchase all the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Red Roof Inns, Inc., a Delaware corporation (the "Company"), at a purchase price of $22.75 per Share, net to the seller in cash (subject to applicable withholding of tax), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 16, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented, together constitute the "Offer"). Tendering stockholders who have Shares registered in their own name and who tender directly to Harris Trust Company of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, the Purchaser intends to effect the merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there having been validly tendered and not withdrawn prior to the Expiration Date (as defined below) at least 18,400,000 Shares of the Company (the "Minimum Condition"), and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations thereunder applicable to the purchase of the Shares pursuant to the Offer having expired or been terminated. See Section 13 of the Offer to Purchase. Certain stockholders of the Company owning 18,400,000 Shares have agreed to tender their Shares in the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated July 10, 1999 (the "Merger Agreement"), by and among the Purchaser, Parent and the Company. The Merger Agreement provides, among other things, that the Purchaser will make the Offer and that as promptly as practicable following the consummation of the Offer and the
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satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Delaware General Corporation Law, the Purchaser will merge with and into the Company (the "Merger"). Upon the consummation of the Merger, the Company will continue as the surviving corporation and will be an indirect, wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock or by any subsidiary of the Company, Parent, the Purchaser or any other subsidiary of Parent and other than Shares held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive cash, without interest, in an amount equal to the price per Share paid pursuant to the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

The Purchaser may, and may be required to, subject to the terms of the Merger Agreement, extend the Offer. Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may, subject to certain terms of the Merger Agreement, (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders or (b) waive all the unsatisfied conditions (other than the Minimum Condition which cannot be waived below 51% of the total issued and outstanding Shares other than treasury stock) and accept for payment and pay for all Shares validly tendered prior to the Expiration Date or (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date as set forth below, retain the Shares that have been tendered during the period for which the Offer is extended.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) validly tendered Shares, if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser by reason of any delay in making payment. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), and (ii) the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed with all required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, together with any other documents required by the Letter of Transmittal.

The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, August 12, 1999, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they also may be withdrawn at any time after September 14, 1999 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) must be submitted prior to the release of such Shares, unless such Shares were tendered by an Eligible Institution. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by a book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares.
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The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the Company's stockholder lists, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or the Dealer Manager, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:
D.F. KING & CO, INC.
77 WATER STREET
NEW YORK, NEW YORK 10005
BANKS AND BROKERS CALL (212) 425-1685
ALL OTHERS CALL TOLL FREE (800) 848-3051

THE DEALER MANAGER FOR THE OFFER IS:
J.P. MORGAN & CO.
60 WALL STREET
NEW YORK, NEW YORK 10260
CALL TOLL FREE (877) 847-4759

JULY 16, 1999